Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

WraSer, LLC,

Xspire Pharma, LLC,

Legacy-Xspire Holdings, LLC

and

Blue Water Biotech, Inc.

Dated as of June 13, 2023

TABLE OF CONTENTS

Article 1	DEFINITIONS	1

Article 2	SALE AND PURCHASE OF ASSETS; LIABILITIES	10

2.1	Sale of Purchased Assets.	10
2.2	Liabilities.	11
2.3	Consideration.	12
2.4	Closing.	13

Article 3	REPRESENTATIONS AND WARRANTIES	15

3.1	Representations and Warranties of Seller and Parent.	15
3.2	Representations and Warranties of Buyer.	20
3.3	Exclusivity of Representations.	21

Article 4	COVENANTS	22

4.1	Cooperation in Litigation and Investigations.	22
4.2	Further Assurances.	22
4.3	Publicity.	23
4.4	Confidentiality.	23
4.5	Post-Closing Access.	25
4.6	Regulatory Transfers.	26
4.7	Regulatory Responsibilities.	26
4.8	Further Obligations.	26
4.9	Commercialization.	26
4.10	Certain Tax Matters.	27
4.11	Accounts Receivable and Payable.	27
4.12	Wrong Pockets.	28
4.13	Right of Reference.	28
4.14	Insurance.	28
4.15	Purchased Domain Name Obligations and Restrictions.	28
4.16	Non-Competition; Non-Solicitation.	28
4.17	Transferred Employees.	29
4.18	Audited Financial Statements.	31
4.19	Registration of Shares.	31

Article 5	INDEMNIFICATION	31

5.1	Indemnification.	31

Article 6	MISCELLANEOUS	35

6.1	Governing Law, Jurisdiction, Venue and Service.	35
6.2	Notices.	36
6.3	No Benefit to Third Parties.	36

i

6.4	Waiver and Non-Exclusion of Remedies.	37
6.5	Expenses.	37
6.6	Assignment.	37
6.7	Amendment.	37
6.8	Severability.	37
6.9	Equitable Relief.	37
6.10	Certificates for Shares.	37
6.11	Damages Waiver; Limitation of Liability.	38
6.12	English Language.	38
6.13	Bulk Sales Statutes.	38
6.14	Representation by Counsel.	38
6.15	Counterparts.	38
6.16	Entire Agreement.	38
6.17	Termination.	39

SCHEDULES

Schedule 1.1.40	Execution Date Inventory
Schedule 1.1.41	Execution Date Accounts Receivable
Schedule 1.1.54	Licensed Trademarks
Schedule 1.1.69(d)	Permitted Encumbrances
Schedule 1.1.78	Purchased Domain Names
Schedule 1.1.80	Purchased Patents
Schedule 1.1.83	Purchased Regulatory Approvals
Schedule 1.1.85	Purchased Trademarks
Schedule 1.1.99	Seller’s Knowledge
Schedule 1.1.108	Transferred Inventory
Schedule 2.1.1(a)	Purchased Contracts (Purchased Assets)
Schedule 2.3.1(a)	Signing Cash Uses
Schedule 3.1.5(b)	Consents, Permits and Authorizations
Schedule 3.1.8	Purchased Contracts
Schedule 3.1.11(b)	Intellectual Property Litigation – Purchased Patents
Schedule 3.1.11(c)	Intellectual Property Litigation – Other Intellectual Property
Schedule 3.1.11(f)	Intellectual Property Assignment Agreements
Schedule 3.1.12(c) and (d)	Employee Matters

EXHIBITS

Exhibit A	Management Services Agreement
Exhibit B	Closing Balance Sheet Statement Methodology

ii

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of June 13, 2023 (the “Execution Date”), by and between WraSer, LLC, a Mississippi limited liability company and Xspire Pharma, LLC, a Mississippi limited liability company (collectively, the “Seller”), Legacy-Xspire Holdings, LLC, a Delaware limited liability company and the parent company of the Seller (“Parent”) and Blue Water Biotech, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and rights, and assume certain liabilities, associated with the Product Business and the Products (as defined below), upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:1.1.1

1.1.1 “Accounts Payable” means all amounts that, in accordance with GAAP as applied by Seller and its Affiliates on a consistent basis, constitute, as of the Closing Date, accounts payable due and owed by Seller or any of its Affiliates to any Third Party arising prior to the Closing Date.

1.1.2 “Accounts Receivable” means all amounts that, in accordance with GAAP as applied by Seller and its Affiliates on a consistent basis, constitute, as of the Closing Date, accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Products by or on behalf of Seller or its Affiliates prior to the Closing Date.

1.1.3 “Accounts Receivable Target of Seller” means $850,000, reduced pro rata by the portion of the Execution Date Accounts Receivable that are Uncollected Execution Date Accounts Receivable on the Closing Date. .

1.1.4 “Act” means the United States Federal Food, Drug, and Cosmetic Act.

1.1.5 “Adverse Event” means, with respect to the Products, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of the Products in humans, occurring at any dose, whether or not expected and whether or not considered related to or caused by the Products, including such an event or experience as occurs in the course of the use of the Products in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of the Products, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32, 314.80 or 600.80, as applicable, or to any foreign Governmental Authority under corresponding applicable Law outside the United States.

1.1.6 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.1.7 “Agreement” has the meaning set forth in the preamble hereto.

1.1.8 “Allocation” has the meaning set forth in Section 2.3.2.

1.1.9 “Ancillary Agreements” means the Bill of Sale, the Patent Assignment, the Domain Name Assignment, the Trademark Assignment, and any other agreements, certificates and other instruments delivered pursuant to or contemplated by this Agreement.

1.1.10 “Assumed Liabilities” has the meaning set forth in Section 2.2.1.

1.1.11 “Audited Financial Statements” means (a) the audited balance sheets of Parent and Seller, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2022 and December 31, 2021 including the notes thereto, audited by a qualified auditor reasonably acceptable to Buyer and (b) the unaudited balance sheet of Seller as of March 31, 2023 and the related statements of operations, changes in stockholders’ equity and cash flows for the three month period ended March 31, 2023, all prepared in conformity with GAAP applied on a consistent basis (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments). In the event the Audited Financial Statements are completed and delivered to Buyer on or after August 8, 2023, then the Audited Financial Statements shall include the unaudited balance sheet of Seller as of June 30, 2023 and the related statements of operations, changes in stockholders’ equity and cash flows for the six month period ended June 30, 2023.

1.1.12 “Bill of Sale” means the form of Bill of Sale mutually agreed to between the Parties prior to Closing.

1.1.13 “Bulk Inventory” means all inventory of the Products in formulated, tested and released form that is owned by Seller or any of its Affiliates.

1.1.14 “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Tampa, Florida are permitted or obligated by Law to remain closed.

1.1.15 “Buyer” has the meaning set forth in the preamble hereto and means Blue Water Biotech, Inc., a Delaware corporation and, where appropriate, including its Affiliates.

1.1.16 “Buyer Confidential Information” has the meaning set forth in Section 4.4.2.

1.1.17 “Buyer FDA Transfer Letters” means the letter to FDA in the form mutually agreed to between the Parties prior to Closing, accepting the transfer of rights to the Purchased Regulatory Approvals issued by FDA from Seller.

1.1.18 “Buyer Permitted Purpose” has the meaning set forth in Section 4.4.3.

1.1.19 “Buyer Regulatory Documentation” means, with respect to the Products, all (a) documentation and materials referred to in clause (a) or (b) of the definition of Purchased Regulatory Documentation that are created following the Closing and (b) data (including clinical and pre-clinical data) referenced in any of the documentation and materials referred to in the preceding clause (a).

1.1.20 “Cash” means all cash, cash equivalents and freely marketable securities held by the Parent and its subsidiaries (including the Seller) including paper currency and coins, negotiable money orders and checks, U.S. Treasury bills, money market fund shares, commercial paper, commercial paper or note receivable, and other securities traded on a securities exchange including, without limitation, the Nasdaq National Market System and the New York Stock Exchange. Cash does not include any (i) restricted cash, or (ii) cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Parent or the Seller in connection with the transactions contemplated by the Agreement.

1.1.21 “Cash Sweep” means $278,320.38 (Cash in the Seller’s bank accounts on the Execution Date).

1.1.22 “Closing” has the meaning set forth in Section 2.4.1.

1.1.23 “Closing Date” has the meaning set forth in Section 2.4.1.

1.1.24 “Confidential Information” has the meaning set forth in Section 4.4.1.

1.1.25 “Confidentiality Agreement” means the Confidentiality Agreement, dated April 26, 2023, by and between Legacy-Xspire Acquisition, LLC and Buyer.

1.1.26 “Confidentiality Period” has the meaning set forth in Section 4.4.2.

1.1.27 “Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.

1.1.28 “Control” means, and, with any correlative meanings with respect to any Regulatory Approval, Purchased Intellectual Property, Licensed Intellectual Property or Purchased Regulatory Documentation, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Regulatory Approval, Purchased Intellectual Property, Licensed Intellectual Property or Purchased Regulatory Documentation, as provided for herein or in any Ancillary Agreement without violating the terms of any Contract or other arrangement with any Third Party.

1.1.29 “Copyright” means copyrights and rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing, in each case, in the Territory.

1.1.30 “Disclosing Party” has the meaning set forth in Section 4.4.1.

1.1.31 “Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

1.1.32 “Domain Name Assignment” means the Domain Name Assignment, in the form mutually agreed to between the Parties prior to Closing.

1.1.33 “Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains and country code top-level domains.

1.1.34 “Encumbrance” means any mortgage, lien (statutory or otherwise), license, pledge, security interest, charge, hypothecation, restriction, claim of ownership, conditional sales or other security arrangement, collateral assignment, preference, encroachment, right of first refusal, title defect or other encumbrance.

1.1.35 “Enforceability Exceptions” has the meaning set forth in Section 3.1.2.

1.1.36 “Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates other than the Purchased Assets, including (a) Cash; (b) all refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Affiliates (including any and all Taxes paid or to be paid by any of Seller’s Affiliates on behalf of Seller) and any funds Seller receives from TriNet Group, Inc. for the Coronavirus Aid, Relief and Economic Security Act payroll tax credits; (c) all insurance policies and insurance Contracts insuring the Purchased Assets, together with any claim, action or other right Seller or any Affiliate of Seller may have for insurance coverage under any past or present policies and insurance Contracts insuring the Purchased Assets; (d) the original global safety database relating to the Product; (e) Butalbital/APAP/Caffeine ANDA A206615; (f) Uncollected Execution Date Accounts Receivable and (g) all Excluded Items, but excluding, in each case, the Purchased Assets.

1.1.37 “Excluded Items” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets and the evaluation of strategic alternatives, including all (i) bids received from Third Parties and analyses relating to the Products or the Product Business, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Products or Product Business, and (iii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Business; (b) trade secrets not primarily related to the Product Business; (c) attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege or such books and records relate primarily to the Products; (d) human resources and any other employee books and records; (e) financial, Tax and accounting records to the extent not primarily related to the Products; (f) subject to compliance with Section 4.2, items to the extent applicable Law prohibits their transfer or where transfer thereof would subject Seller or its Affiliates to any liability; and (g) electronic mail.

1.1.38 “Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities shall include (a) (i) Liabilities relating to Taxes of Seller or any of its Affiliates for any Tax period, (ii) Taxes relating to the Purchased Assets or the Product Business attributable to periods ending on or prior to the Closing Date, and (iii) Taxes for which Seller or any of its Affiliates is liable by reason of being or having been part of a consolidated, combined, unitary or similar Tax group, or as a transferee or successor, or under any Contract or otherwise; (b) all Liabilities arising out of, resulting from, or relating to any Excluded Assets; (c) any and all Accounts Payable of Seller or any of its Affiliates; (d) any and all indebtedness of Seller and its Affiliates, including secured debt owed to Valley National Bank and Plexus Fund IV-A, L.P; and (e) any and all Liabilities related to any Transferred Employee or other service provider of Seller and its Affiliates arising prior to the Closing Date.

1.1.39 “Execution Date” has the meaning set forth in the preamble hereto.

1.1.40 “Execution Date Inventory” means, as of the Execution Date, all inventory listed on Schedule 1.1.40.

1.1.41 “Execution Date Accounts Receivable” shall mean $2,094,810.52 as set forth on Schedule 1.1.41.

1.1.42 “Exploit,” “Exploited” and “Exploitation” mean to import, use, have used, sell, offer for sale, have sold, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, Manufacture, have Manufactured or otherwise dispose of.

1.1.43 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.1.44 “Fraud” means actual and intentional fraud by any Person with respect to the subject matter of the representations and warranties contained in this Agreement, as interpreted by Delaware courts applying Delaware law. For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.

1.1.45 “GAAP” means United States Generally Accepted Accounting Principles.

1.1.46 “Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including FDA.

1.1.47 “IND” means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312.

1.1.48 “Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including (a) patents and patent applications; (b) copyrights, moral rights (or other similar rights), copyright registrations and applications for copyright registration; (c) designs, design registrations, design registration applications; (d) names, trade names, business names, corporate names, domain names, social media accounts, website names and worldwide web addresses, common law trademarks, trademark registrations, trademark applications, unregistered trademarks, service marks, trade dress and logos, slogans, and other similar designations of source or origin; (e) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; and (f) trade secrets and all other confidential information, know-how, inventions and proprietary processes.

1.1.49 “IRS” means the Internal Revenue Service.

1.1.50 “Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, order or other requirement having the force of law of any Governmental Authority.

1.1.51 “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.1.52 “Licensed Intellectual Property” means the Licensed Trademarks and the Licensed Know-How.

1.1.53 “Licensed Know-How” means the data, information and documents used by or on behalf of Seller or its Affiliates as of the Closing Date for the Manufacture of the Products that are not generally known and are Controlled by Seller or its Affiliates as of the Closing Date.

1.1.54 “Licensed Trademarks” means the Trademarks that are Controlled by Seller and that are used by Seller or any of Seller’s Affiliates primarily in connection with the Product Business, and which are listed on Schedule 1.1.54.

1.1.55 “Litigation” means any claim, action, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter, or notice of violation, in each case, by or before a Governmental Authority.

1.1.56 “Losses” means any cost, loss, Liability, obligation, damage, deficiency, expense (including costs of investigation and defense, costs of mitigation, and reasonable attorneys’ fees and expenses), due, fine, penalty, judgment, award, assessment, amounts paid in settlement, Taxes, or diminution of value.

1.1.57 “Management Services Agreement” means the form of Management Services Agreement attached hereto as Exhibit A.

1.1.58 “Manufacture,” “Manufactured” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Products or any intermediate thereof, quality assurance and quality control testing thereof prior to the distribution of the Product.

1.1.59 “Material Adverse Effect” means an event, fact, condition, occurrence, change, development, circumstance or effect that, individually or in the aggregate with all other such events, facts, conditions, occurrences, changes, developments, circumstances or effects, has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or condition (financial or otherwise) of the Product Business, the Purchased Assets or the Assumed Liabilities; provided, however, that none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions; (ii) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which the Products are Manufactured or Exploited, including increases in operating costs; (iii) any change in GAAP or applicable Law; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake or other natural disaster, any epidemic or pandemic or force majeure event; (vi) the public announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) the failure of the Product Business to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (viii) any act required to be taken under this Agreement or the failure to take any act prohibited by this Agreement; and (ix) the public announcement or pendency of this Agreement, the transactions contemplated hereby, including the impact of such announcement or pendency on the relationship of Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom.

1.1.60 “NDA” means a New Drug Application as defined in the Act.

1.1.61 “NDC” means “National Drug Code,” which is the ten-digit or eleven-digit code registered by a company with the FDA with respect to a pharmaceutical product.

1.1.62 “Notice” has the meaning set forth in Section 6.2.1.

1.1.63 “Order” means any writ, judgment, edict, decree, injunction, ruling, order or other binding obligation, pronouncement or determination of any Governmental Authority having the force of Law.

1.1.64 “Ordinary Course of Business” means the operation of the Product Business by Seller and its Affiliates in the usual and customary way and consistent with their past practices.

1.1.65 “Party” or “Parties” has the meaning set forth in the preamble hereto.

1.1.66 “Patent Assignment” means the Patent Assignment, in the form mutually agreed to between the Parties prior to Closing.

1.1.67 “Patent Rights” means all patents, filed, draft and unfiled patent applications, applications for reissues, and invention disclosures, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues, additions or supplementary protection certificates and the like, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Law with respect thereto.

1.1.68 “Permit” means any permit, license, registration, certificate, franchise, authorization, certification, variance, exemption, order or approval.

1.1.69 “Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course of Business; (c) right, title or interest of a licensor or licensee under a license; and (d) Encumbrances disclosed on Schedule 1.1.69(d).

1.1.70 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.1.71 “Pharmaceutical Laws” has the meaning set forth in Section 3.1.11(a).

1.1.72 “Products” means (i) Ciprofloxacin 0.3% and Fluocinolone Acetonide 0.025% Otic Solution, under the trademark OTOVEL® and its Authorized Generic Version approved under US FDA NDA No. 208251; (ii) Ciprofloxacin 0.2% Otic solution, under the trademark CETRAXAL®, and its Authorized Generic Version approved under US FDA NDA N021918; (iii) Levoamlodipine tablets (“Conjupri™”) NDA No. 212895; (iv) Nalfon capsules under US FDA NDA N017604; (v) Fenoprofen Calcium tablets under US FDA ANDA A072267; (vi) Dihydrocodeine, Acetaminophen and Caffeine capsules under the trademark Trezix® and its Authorized Generic Version approved under US FDA ANDA A204785; (vii) Vorapaxar Sulfate tablets under the trademark Zontivity® approved under US FDA NDA N204886 and (viii) TaperDex (dexamethasone).

1.1.73 “Product Business” means the Exploitation of the Products in the Territory, but excluding the research, development, registration, storage, use, transport, import and export of the Products in the Territory in support of the Exploitation of the Products outside of the Territory.

1.1.74 “Purchase Price” has the meaning set forth in Section 2.3.1.

1.1.75 “Purchased Assets” has the meaning set forth in Section 2.1.1.

1.1.76 “Purchased Contracts” has the meaning set forth on Section 2.1.1(a).

1.1.77 “Purchased Copyrights” means the Copyrights in the Territory that are Controlled by Seller and that are used by Seller or any of Seller’s Affiliates primarily in connection with the Product Business to the extent included in any Purchased Product Promotional Materials.

1.1.78 “Purchased Domain Names” means the Domain Names listed in Schedule 1.1.78.

1.1.79 “Purchased Intellectual Property” means the Purchased Patents, Purchased Trademarks, Purchased Copyrights and Purchased Domain Names.

1.1.80 “Purchased Patents” means the Patent Rights that are Controlled by Seller which are listed on Schedule 1.1.80.

1.1.81 “Purchased Product Promotional Materials” means, to the extent in the possession of Seller or any of its Affiliates, “advertisements,” as set forth by the FDA in 21 C.F.R. Section 202.1(k)(1) and “labeling,” as set forth in 21 U.S.C. Section 321(m) and by the FDA in 21 C.F.R. Section 202.1(k)(2), promotional and media materials (including an electronic copy of all such promotional materials), website content found through the Purchased Domain Names (to the extent otherwise constituting Purchased Assets), sales training materials, medical response information and standard response letters, if any, existing customer and wholesaler lists, co-pay cards, other marketing data and materials, trade show materials (including displays), sample kits and detail kits, and videos, including materials containing clinical data, if any, in each case, (a) to the extent used primarily for the marketing, promotion, distribution and sale of the Products in the Territory as of the Closing Date and (b) excluding (i) all other Intellectual Property rights of Seller, its Affiliates, or its licensors depicted or contained therein and (ii) the Excluded Items, in each case, in the form currently maintained by Seller (e.g., electronic). For clarity, other than Samples, Purchased Product Promotional Materials are comprised solely of the Purchased Copyrights transferred hereunder and the Licensed Trademarks licensed under the agreements identified on Schedule 1.1.54 for each Licensed Trademark.

1.1.82 “Purchased Product Records” means all books and records (including records of call center activity) relating primarily to the Product Business (other than the Purchased Regulatory Documentation and Purchased Product Promotional Materials) to the extent (a) actually used by Seller or any of its Affiliates in the Exploitation of the Products in the Territory or (b) owned, maintained and in the possession or Control of Seller or any of its Affiliates and reasonably necessary or used to Exploit the Products in the Territory as Exploited by or on behalf of Seller or any of its Affiliates as of the Closing Date, but excluding, in all cases, the Excluded Items and all other Intellectual Property rights of Seller, its Affiliates, or their respective licensors depicted or contained therein.

1.1.83 “Purchased Regulatory Approvals” means the Regulatory Approvals listed on Schedule 1.1.83, in each case, in the form currently maintained by Seller (e.g., electronic).

1.1.84 “Purchased Regulatory Documentation” means, with respect to the Product, all (a) documentation comprising the Purchased Regulatory Approvals and associated Regulatory Submissions, (b) correspondence and reports primarily related to the Products in the Territory and necessary to, or otherwise limiting the ability to, commercially distribute, sell or market the Products in the Territory as of the Closing Date submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and, to the extent related primarily to the Territory, relevant supporting documents with respect thereto, including all regulatory drug lists, materials submitted to the FDA under FDA Form 2253, final versions of advertising and promotion materials, and adverse drug experience reports (periodic and expedited) and Adverse Events files, and (c) data (including commercial, clinical and pre-clinical data) referenced in any of the foregoing that relates primarily to the Products in the Territory, in each case ((a), (b) and (c)), to the extent in the possession or Control of Seller or any of its Affiliates, but excluding, in all cases, the Excluded Items, and in each case, in the form currently maintained by Seller (e.g., electronic).

1.1.85 “Purchased Trademarks” means the Trademarks in the Territory that are Controlled by Seller which are listed in Schedule 1.1.85.

1.1.86 “Receiving Party” has the meaning set forth in Section 4.4.1.

1.1.87 “Regulatory Approval” means, with respect to the Products, any and all approvals (including NDAs and supplements and amendments thereto and INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Products in the Territory, including, where applicable in the Territory, post-approval marketing authorizations and labeling approvals.

1.1.88 “Regulatory Submissions” means NDAs, including all amendments and supplements, and any other submissions made to the FDA to support the issuance of a Regulatory Approval.

1.1.89 “Representatives” means a Party’s officers, directors, employees, agents, attorneys, consultants, advisors, financing sources and other representatives.

1.1.90 “Retained Financial Records” has the meaning set forth in Section 4.5.

1.1.91 “Samples” means units of Products to be provided to licensed health care professionals in the Territory, free of charge, for dispensing, in turn, to patients for the purpose of promoting the sale of Products in accordance with applicable Laws.

1.1.92 “SEC” means the United States Securities and Exchange Commission.

1.1.93 “Securities Act” means the Securities Act of 1933, as amended.

1.1.94 “Seller” has the meaning set forth in the preamble hereto.

1.1.95 “Seller Confidential Information” has the meaning set forth in Section 4.4.3.

1.1.96 “Seller FDA Transfer Letters” means the letter to the FDA in the form mutually agreed to between the Parties prior to Closing, transferring the rights to the Purchased Regulatory Approvals issued by the FDA to Buyer.

1.1.97 “Seller Permitted Purpose” has the meaning set forth in Section 4.4.2.

1.1.98 “Seller’s Knowledge” means the actual knowledge after due inquiry of those individuals listed on Schedule 1.1.98.

1.1.99 “Subject Products” means, collectively, (a) the Products, and (b) any line extensions, synthetic versions, other administration forms, presentations, dosages, formulations, improvements or next generation products for or of any of the Products created on or after the Closing Date, whether prescription or over-the-counter.

1.1.100 “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

1.1.101 “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, value added, excise, withholding, payroll, employment, social security, workers compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law.

1.1.102 “Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

1.1.103 “Territory” means the United States of America and Canada, including its territories and possessions.

1.1.104 “Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

1.1.105 “Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered.

1.1.106 “Trademark Assignment” means the Trademark Assignment, in the form mutually agreed to between the Parties prior to Closing.

1.1.107 “Transfer Taxes” has the meaning set forth in Section 4.10.1.

1.1.108 “Transferred Inventory” means, as of the Closing Date, all Bulk Inventory and all inventory listed on Schedule 1.1.108 (to be provided at Closing).

1.1.109 “Uncollected Execution Date Accounts Receivable” means, any of the Execution Date Accounts Receivable that are uncollected and are over one hundred fifty (150) days after the day on which it first became due and payable.

1.2 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation” and do not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (h) references to monetary amounts are denominated in United States Dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

Article 2

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1 Sale of Purchased Assets.

2.1.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller (or such Affiliates), all rights and interests of Seller or its Affiliates in and to the following (collectively, the “Purchased Assets”), in each case free and clear of any and all liens, claims and Encumbrances (other than Permitted Encumbrances):

(a) all rights and interests of Seller or its Affiliates under the Contracts set forth on Schedule 2.1.1(a), excluding the Excluded Assets (the “Purchased Contracts”); notwithstanding the foregoing, prior to the Closing Date Buyer and Seller may mutually agree to delete any Contract set forth on Schedule 2.1.1(a), in which case the deleted Contract will not be a Purchased Contract;

(b) the Purchased Regulatory Approvals;

(c) the Purchased Regulatory Documentation;

(d) the Purchased Product Promotional Materials;

(e) the Purchased Intellectual Property;

(f) the Purchased Product Records;

(g) the Transferred Inventory;

(h) all machinery, furniture, furnishings, fixtures, equipment, replacement parts and accessories and other tangible assets of every type and kind used or useable by Seller, whether owned or, if (and only if) Buyer is assuming the related lease, leased by Seller, all contract rights (including any express or implied warranties) with respect thereto, and all maintenance records and other documents relating thereto;

(i) all stationery, forms, brochures, art work, photographs, advertising materials, market research, product and service feedback, product and service reviews and focus group materials;

(j) all telephone and facsimile numbers presently used or reserved for use by Seller in all telephone books and directories;

(k) all of Seller’s files, books and records, documents, data, plans, proposals and other recorded knowledge;

(l) all Accounts Receivable of Seller and its Affiliates outstanding on the Closing Date, including the Accounts Receivable as set forth on the Closing Balance Sheet Statement, but excluding Uncollected Execution Date Accounts Receivable;

(m) all of the goodwill associated with Seller’s Product Business; and

(n) any other assets, properties, rights and interests of Seller and its Affiliates that are associated with, relate to or are used in connection with the Products or the Product Business (other than any Excluded Assets, including any Excluded Assets identified on the Closing Balance Sheet Statement designated as not being transferred to Buyer).

2.1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, (a) Buyer shall not acquire the Excluded Assets pursuant to this Agreement or any Ancillary Agreement, (b) the Purchased Assets shall not include the Excluded Assets, and (c) Seller and its Affiliates shall retain the Excluded Assets following the Closing Date.

2.2 Liabilities.

2.2.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign to Buyer and Buyer shall assume from Seller or its Affiliates and agree to pay and discharge when due the following Liabilities (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a) all Liabilities under or relating to the Purchased Assets or the Product Business, in each case only to the extent arising on or after the Closing Date, and expressly excluding Liabilities resulting from Seller’s ownership of the Products or operation of the Product Business prior to the Closing, except for payment of the obligations set forth on the Closing Balance Sheet Statement specifically designated as being assumed by Buyer and as otherwise set forth in this Agreement;

(b) all Liabilities for returned or damaged Product inventory, including rebates and chargebacks received after the Closing Date (whether the Products were sold before or after the Closing Date); and

(c) all Liabilities under or relating to the Subject Products arising on or after the Closing Date, including all product liability, labeling, warranty, rebate or guaranty obligations with respect thereto.

2.2.2 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Buyer shall not assume any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

2.3 Consideration.

2.3.1 Closing Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, Buyer shall:(a)

(a) On the Execution Date, pay $3,500,000.00 to Seller, in cash, in immediately available funds, to the account of the Seller previously provided by Seller to Buyer (the “Signing Cash”), which will be used to pay off the Accounts Payable set forth on Schedule 2.3.1(a);

(b) On the Closing Date, issue to (or at the direction of) Plexus Fund IV-A, L.P., as collateral agent, on behalf of the Seller’s secured creditors (the “Collateral Agent”) one million (1,000,000) shares of common stock, par value $0.00001 per share, of Buyer (the “Shares”) which Shares will not be registered with the SEC under the Securities Act as of the Closing Date;

(c) On the Closing Date, pay $4,500,000.00 to Seller, less any adjustments set forth in Section 2.3.5, in cash, in immediately available funds, to the account of Seller previously provided by Seller to Buyer (the “Closing Cash”); and

(d) On the Closing Date, assume the Assumed Liabilities;

(e) Pay $500,000 to the Collateral Agent, in cash, in immediately available funds, to the account of the Collateral Agent previously provided by Collateral Agent to Buyer, on the one (1) year anniversary of the Closing Date (the “Post-Closing Payment”, together with the Signing Cash, Closing Cash and Shares, the “Purchase Price”).

2.3.2 Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.3.2 (the “Allocation”). The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of the Allocation. If the Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will use their best efforts to sustain the Allocation.

2.3.3 Transferred Inventory. On the Closing Date, possession of and all right, title and interest in the Transferred Inventory shall pass from Seller to Buyer regardless of the location of such Transferred Inventory.

2.3.4 Management Services Agreement. During the period between the Execution Date and Closing Date, Buyer will operate the Product Business and fund the operation of the Product Business and receive any profit therefrom effective as of 12:00:01 a.m. on the Execution Date pursuant to the terms of the Management Services Agreement that will be executed on the Execution Date, which will include Buyer covering the cost of obtaining the Audited Financial Statements.

2.3.5 Closing Statement. The Seller shall, at least five (5) days prior to the Closing, deliver a closing statement setting forth (i) the closing balance sheet schedule of the Seller that sets forth Accounts Receivable outstanding and Accounts Payable that Buyer is assuming, calculated pursuant to the methodology set forth on Exhibit B (the “Closing Balance Sheet Statement”) (ii) the Uncollected Execution Date Accounts Receivable, (iii) the Accounts Receivable Target of Seller, (iv) the amount of Cash currently in Seller’s bank accounts, and (v) the Purchase Price Negative Adjustment or Seller Accounts Receivable Closing Amount, whichever is applicable (the “Closing Statement”). The amount, if any, by which the Cash in the Seller’s bank accounts exceeds the Cash Sweep plus Accounts Receivable Target of Seller will reduce the Closing Cash (the “Purchase Price Negative Adjustment”).

2.4 Closing.

2.4.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will on the first business day following the later of (i) September 11, 2023 and (ii) date that each of the conditions set forth in Section 2.4.2(a) and 2.4.2(b) have been satisfied or waived (other than those conditions which, by their nature are to be satisfied at the Closing), or such other date and time as the Parties may mutually agree, and will take place remotely via the exchange and release of signature pages. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”

2.4.2 Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the following transactions shall be consummated on the Closing Date:

(a) On or prior to the Closing Date, the Seller will deliver to Buyer the following documents and tangible assets:

(i) The Audited Financial Statements;

(ii) each of the Ancillary Agreements to which Seller or any of its Affiliates is a party, validly executed by a duly authorized officer of Seller or its applicable Affiliate;

(iii) the tangible Purchased Assets; provided that (A) delivery shall, unless the Parties otherwise mutually agree, be to the locations and on the time frames mutually agreed to between the Buyer and Seller, and (B) Seller may retain copies of the Purchased Regulatory Documentation and the Purchased Product Records included within the Purchased Assets and the Purchased Contracts (and, for the avoidance of doubt, prior to delivering or making available any files, documents, instruments, papers, books and records containing Purchased Product Records or constituting Purchased Regulatory Documentation to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business);

(iv) the Seller FDA Transfer Letter;

(v) the Bill of Sale, duly executed by Seller;

(vi) the Patent Assignment, duly executed by Seller;

(vii) the Domain Name Assignment, duly executed by Seller;

(viii) the Trademark Assignment, duly executed by Seller;

(ix) all third-party consents and approvals (on terms reasonably satisfactory to Buyer) set forth on Schedule 2.4.2(a)(ix);

(x) Seller’s completed and executed IRS Form W-9;

(xi) payoff letters for any and all of Seller’s secured indebtedness including the secured debt owed to Valley National Bank and Plexus Fund IV-A, L.P., as collateral agent;

(xii) Schedule 1.1.108 setting forth the Transferred Inventory, which will be reviewed and edited by Buyer prior to closing as Buyer will have the option to refuse taking possession of any inventory that has expired or is set to expire within 90 days of Closing; and

(xiii) a certificate by an authorized officer of Parent and Seller with respect to their representations, warranties, covenants and agreements to the effect that each of the conditions set forth in Section 2.4.3 have been satisfied with respect to the Parent and Seller ..

(b) On the Closing Date, the Buyer will deliver the following documents:

(i) each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized officer of Buyer or its applicable Affiliate;

(ii) the Buyer FDA Transfer Letter;

(iii) the Bill of Sale, duly executed by Buyer;

(iv) the Patent Assignment, duly executed by Buyer;

(v) the Domain Name Assignment, duly executed by Buyer;

(vi) the Trademark Assignment, duly executed by Buyer..

2.4.3 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

(a) Representations and Warranties and Covenants. (i) Each of the representations and warranties set forth in Section 3.1, to the extent qualified by “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect, shall be true and correct in all respects, and all other representations and warranties set forth in Section 3.1 shall be true and correct in all material respects, at and as of the date of this Agreement and as of the Closing as though then made (other than such representations and warranties that speak as of a specified date, which shall be true and correct as of such specified date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect. Each of Parent and the Seller shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by Parent or Seller under this Agreement prior to the Closing Date.

(b) Absence of Litigation. There shall not be (i) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (ii) any Action, pending or threatened, before any Governmental Authority with respect to the transactions contemplated hereby.

(c) Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing and uncured.

(d) Closing Deliveries. Company and the Sellers shall have delivered, or caused to be delivered, to Buyer, each of the deliverables set forth in Section 2.4.2(a).

(e) Liens. The Purchased Assets shall be free and clear of any and all liens, claims and Encumbrances, other than Permitted Encumbrances.

2.4.4 Conditions to Obligations of Parent and Seller. The obligation of the Parent and Seller to consummate the transactions contemplated in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

(a) Representations and Warranties and Covenants. Each of the representations and warranties set forth in Section 3.2 to the extent qualified by “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be true and correct in all respects, and all representations and warranties set forth in section 3.2 not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and as of the Closing as though then made (other than such representations and warranties that speak as of a specified date, which shall be true and correct as of such specified date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect. Buyer shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(b) Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller each of the deliverables set forth in Section 2.4.2(b).

(c) Closing Cash and Shares. Buyer shall have paid to Seller the Closing Cash and delivered the Shares to the Collateral Agent pursuant to Section 2.3.1(b) and (c).

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller and Parent. Unless otherwise specified herein, Seller and Parent each represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the corresponding section of the Disclosure Schedules. Disclosures in any section or paragraph of the Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other sections or paragraphs.

3.1.1 Entity Status. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Mississippi. Seller and its applicable Affiliates are duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) in each jurisdiction in which the ownership of the Purchased Assets or operation of the Product Business so requires, except to the extent the failure to be so qualified to do business or be in good standing would not reasonably be expected to constitute a Material Adverse Effect.

3.1.2 Authority. Seller has the requisite corporate power and authority to (i) own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted and (ii) enter into this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of such Seller. This Agreement (assuming the due authorization, execution and delivery hereof by Buyer) constitutes, and each Ancillary Agreement to which it will be a party, when executed and delivered by Seller (assuming the due authorization, execution and delivery thereof by each other Person thereto) and will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

3.1.3 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and of each Ancillary Agreement to which it is or will be a party do not and will not (a) violate the constitution, certificate of incorporation, certificate of formation, bylaws, operating agreement or comparable organizational documents of Seller, (b) violate any Law applicable to Seller, the Product Business or the Purchased Assets, (c) subject to obtaining the consents, Permits and authorization, giving the notices and making the filings referred to herein, (i) violate, breach or constitute a default under or result in the termination or cancellation or acceleration of any right or obligation of Seller under; require any other notice, consent or waiver under; or result in a loss of any material benefit under, any Contract or Permit to which Seller is a party or to which any of the Purchased Assets or the Licensed Intellectual Property are subject, and which, in each case, is necessary for the conduct of the Product Business, or (ii) (A) violate any Order to which Seller is subject relating to the Product Business, or (B) require on the part of Seller any filing with, or any authorization, consent or approval of, any Governmental Authority, or (d) result in any Encumbrance (other than a Permitted Encumbrance) on any Purchased Assets, except, in the case of (b) or (c), for such violations, breaches, defaults or terminations that would not reasonably be expected to be material to the Product Business or the Purchased Assets.

3.1.4 No Broker. Except with respect to Stifel, Nicolaus & Company, Incorporated (assignee of Torreya Capital, LLC), whose fees and expenses will be paid by Seller or Parent, there is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Seller or any of its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

3.1.5 No Litigation; Consents.

(a) (i) As of the Execution Date, there is no Litigation pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates before any Governmental Authority in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) there is no Order to which Seller or any of its Affiliates is subject in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Except for (i) notice to counterparties to Purchased Contracts being assumed and assigned, (ii) consents, Permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not materially and adversely impact the Product Business or the Purchased Assets or are not otherwise transferrable to Buyer, (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates and (iv) items disclosed in Schedule 3.1.5(b) including consents of Persons required in order to transfer Purchased Contracts (the “Assignment Consents”), no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority or other Person is required for Seller or any of its Affiliates to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.1.6 Purchased Assets. Seller has, or its Affiliates have, good title to, or valid contract rights in, as applicable, the Purchased Assets free and clear of any and all liens, claims and/or Encumbrances other than Permitted Encumbrances. At the Closing, assuming all consents and authorizations have been obtained, Buyer will own all of the assets, properties and rights necessary for Buyer to conduct the Product Business in the manner in which the Product Business was conducted by Seller as of immediately prior to the Closing; provided the Product Business may be impeded by the Purchased Contract breaches set forth on Schedule 3.1.8.

3.1.7 Inventory. All Transferred Inventory is owned by Seller free and clear of all Encumbrances other than Liabilities that will be paid at Closing, and no Transferred Inventory is held on a consignment basis. Seller is not under any obligation or liability with respect to accepting returns of items in Transferred Inventory in the possession of its customers other than in the Ordinary Course of Business.

3.1.8 Purchased Contracts. The Purchased Contracts constitute all contracts to which Seller is a party that relates to the Product Business, and Seller has made available to Buyer true, complete and correct copies of all such Purchased Contracts. Each Purchased Contract is valid and binding and is in full force and effect and enforceable in accordance with its terms against Seller and, to Seller’s Knowledge, the other parties thereto, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as set forth on Schedule 3.1.8, neither Seller nor, to Seller’s Knowledge, any other party to a Purchased Contract is in breach of such Purchased Contract in any material manner, nor has Seller received or provided written notice of any such material breach, and Seller has not received any written notice that a party to any Purchased Contract has ceased, or intends to cease after the Closing, to purchase the products of the Product Business, to supply goods or services to the Product Business, or to otherwise terminate or materially reduce its relationship with the Product Business.

3.1.9 Compliance with Law. Seller is in compliance in all material respects with all Laws with respect to the Product Business. Since January 1, 2020, Seller has not received any written notices of any alleged violation of any Law with respect to the Product Business, the Purchased Assets, the Purchased Intellectual Property, the Licensed Intellectual Property or the Assumed Liabilities.

3.1.10 Products Liability. There are no pending or, to Seller’s Knowledge, threatened product liability claims by any Third Party against Seller or any direct or indirect subsidiary thereof (whether based on contract or tort and whether relating to personal injury including death, property damage or economic loss) arising from the development, marketing or sale of the Products by Seller or any such subsidiary.

3.1.11 Intellectual Property.

(a) Seller owns, or otherwise has the right to use, the Purchased Intellectual Property and the Licensed Intellectual Property and has the right to transfer the Purchased Intellectual Property to Buyer hereunder.

(b) Except as set forth in Schedule 3.1.11(b), none of the Purchased Patents is involved in any material Litigation, reissue, interference, reexamination or opposition.

(c) Except as set forth in Schedule 3.1.11(c), none of the Purchased Copyrights, Purchased Trademarks, Licensed Trademarks or Purchased Domain Names or registrations or applications to use or register such items is involved in any Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding that would have a Material Adverse Effect. There are no legal or governmental proceedings, including interference, inter parties examination, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Purchased Intellectual Property, and Seller has no Knowledge of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person.

(d) The conduct of the Product Business as conducted as of the Execution Date does not infringe or misappropriate any Third Party's intellectual property rights in the Territory. No Litigation is pending or to Seller’s Knowledge threatened in writing against Seller (i) based upon, challenging or seeking to deny or restrict the use of any of the Purchased Intellectual Property or the Licensed Intellectual Property, (ii) alleging that Seller’s conduct of the Product Business infringes or misappropriates the intellectual property rights of any Third Party in the Territory, or (iii) asserting a Paragraph IV Notification under 21 U.S.C. 355(j)(2)(B) relative to any Patent Right listed in any Regulatory Approval held by Seller.

(e) Seller has not granted any licenses, sublicenses, covenants not to sue or other rights in or with respect to the Licensed Intellectual Property or Purchased Intellectual Property in the Territory to any Third Parties.

(f) Seller entered into written agreements with the employees set forth on Schedule 3.1.11(f) acknowledging Seller’s ownership in such Purchased Intellectual Property as a “work made for hire” or otherwise assigning, to the extent permitted by Law, all rights in and to such Purchased Intellectual Property to Seller, and agreeing that such Person and each of such Person’s employees and agents, as applicable, maintain the confidentiality of such Purchased Intellectual Property.

3.1.12 Employee Matters and Employee Benefits.

(a) Seller has not been, nor is subject to, any past or pending labor dispute or other labor-related Litigation, and, to the Knowledge of Seller, no such Litigation is threatened, nor is there is any fact, event or circumstance (with or without notice or lapse of time, or both) that may give rise to any such Action. No employee of Seller, as such, is covered by a collective bargaining agreement or represented by a labor union, nor is there any collective bargaining agreement currently being negotiated by Seller. There have not been any labor disputes with any union with respect to the employees of Seller. There have not been any union organizational efforts or representation activities with respect to the employees of Seller. Seller has not experienced any work stoppage or slow down.

(b) Seller is in compliance in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits and leave, collective bargaining and similar requirements, the payment of social security and similar Taxes (including properly classifying workers as employees or independent contractors), record keeping, background checks and occupational safety and health.

(c) Schedule 3.1.12(c) sets forth (i) a true and correct list of the name, work location, and current annual salary (or hourly wage), including any additional raises or commissions that have been promised after such date, and each manager, employee (including any leased, assigned, and temporary employees), and independent contractor of Seller (including any consultants, subcontractors, and other service providers), and (ii) a description of any other form of compensation or benefits paid, payable or provided by Seller to such Persons for the most recent fiscal year or scheduled to be paid or provided in the current year. For the avoidance of doubt, Schedule 3.1.12(c) sets forth a true and correct list of all Persons providing services to Seller worldwide. Schedule 3.1.12(c) also names any person who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation, or is otherwise on any form of leave, whether paid or unpaid.

(d) Except as set forth on Schedule 3.1.12(d), there are no accrued and unpaid wages, bonuses, vacation pay, personal leave payments, or other amounts owed or potentially owed to the managers, officers, employees, independent contractors, consultants or other service providers of Seller.

(e) The Seller has made available to Buyer a correct and complete list of all (other than mandatory government or social security arrangements): (i) “employee benefit plans” as defined in Section 3(3) of ERISA, (ii) employee benefit plans, policies, agreements or arrangements, and (iii) employment, consulting, independent contractor or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Seller has any obligation or liability, contingent or otherwise, with respect to any Transferred Employees.

3.1.13 Investment Representations. Parent: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Shares; (c) has been advised and understands that the Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, (d) is aware that an investment in the Buyer is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that the Buyer is under no obligation hereunder to register the Shares under the Securities Act. Parent does not have any agreement or understanding with any Person to sell, transfer, or grant participations to such Person with respect to the Shares. By reason of Parent’s business or financial experience, or by reason of the business or financial experience of Parent’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Parent is capable of evaluating the risks and merits of an investment in the Buyer and of protecting its interests in connection with its investment. Parent acknowledges that the Shares are subject to dilution for events not under the control of Parent. Parent has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other representatives in determining the legal, tax, financial and other consequences of its investment in the Shares. Except as set forth in this Agreement, Parent has not relied upon any representations or advice by the Buyer or its representatives. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Buyer, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Buyer for such purpose.

3.1.14 Regulatory Matters.

(a) Seller, or an Affiliate of Seller, possesses all material licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities and affecting or relating to the operation of the Product Business, including the Purchased Regulatory Approvals and associated Regulatory Submissions. The Purchased Regulatory Approvals are valid and are in full force and effect, and none of the Purchased Regulatory Approvals will be terminated as a result of the transactions contemplated by this Agreement. As of the Execution Date, no proceeding is pending or, to Seller’s Knowledge, threatened in writing regarding the validity, withdrawal, material modification or revocation of any Purchased Regulatory Approval. As of the Execution Date, neither Seller nor any of its Affiliates has received any written communication from any Governmental Authority threatening to withdraw, materially modify or suspend any Purchased Regulatory Approval. Neither Seller nor any of its Affiliates is in material violation of the terms of any Purchased Regulatory Approval. Seller or its Affiliate has completed and filed all material reports, documents, claims, Permits, fees and notices required by any Governmental Authority to maintain the Purchased Regulatory Approvals. Neither Seller, any director, officer or employee of Seller nor, to Seller’s Knowledge, any agent of Seller or an Affiliate of Seller has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991). With respect to the Products, Seller is in compliance in all material respects with the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, and any state Laws in the United States that apply to the manufacture, development, testing, safety, efficacy approval, marketing, sale, promotion, distributions, import or export of pharmaceutical products (“Pharmaceutical Laws”). Neither Seller nor any of its Affiliates has received any written, or, to Seller’s Knowledge, other notice from the FDA or any other Governmental Authority alleging noncompliance with any Pharmaceutical Law.

(b) Since January 1, 2020, there has not been any product recall or market withdrawal or replacement conducted by or on behalf of Seller concerning the Products or, to Seller’s Knowledge, any product recall, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Products. Seller has made available to Buyer copies of material complaints and notices of alleged defect or adverse reaction with respect to the Products that have been received in writing by Seller and its Affiliates since January 1, 2020. Since January 1, 2020, all material documents, declarations, listings, registrations, notices, reports or submissions, including Adverse Event or other safety reports, required to be filed by Seller and its Affiliates with respect to the Products have been so filed on a timely basis, were in material compliance with applicable Laws when filed, and were complete and accurate in all material respects when filed.

3.1.15 Accounts Receivable. All Accounts Receivable of the Seller and its Affiliates that are reflected on the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of Seller and its Affiliates. Unless paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of an appropriate reserve shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the corresponding section of the Buyer Disclosure Schedules. Disclosures in any section or paragraph of the Buyer Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs:

3.2.1 Corporate Status. Buyer is a Delaware corporation duly organized, validly existing and in good standing (to the extent such concept is recognized by the applicable jurisdiction) under the Laws of the jurisdiction of its organization or incorporation.

3.2.2 Authority. Buyer has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary actions of Buyer. This Agreement (assuming the due authorization, execution and delivery hereof by Seller) constitutes and each Ancillary Agreement to which Buyer will be a party, when executed and delivered by Buyer (assuming the due authorization, execution and delivery thereof by each other Person thereto), will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

3.2.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and of each Ancillary Agreement to which it will be a party and the execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement to which such Affiliate is a party do not and will not (a) violate the certificate of incorporation or bylaws, or comparable organizational documents, of Buyer or such Affiliate, as applicable, (b) violate any Law applicable to Buyer or such Affiliate, as applicable, or (c) (i) violate any Order to which Buyer or any of its Affiliates is subject or (ii) require on the part of Buyer any filing with, or any authorization, consent or approval of, any Governmental Authority, except, in the case of (b) or (c), for such violations, breaches, defaults or terminations that would not constitute a material adverse effect.

3.2.4 Availability of Funds. Buyer has, and will have available to it at the times required by this Agreement, sufficient funds to satisfy its monetary obligations (including payment of the Purchase Price) when due and to consummate the transactions contemplated by this Agreement, and the availability of such funds are not subject to any financing or other contingencies or conditions.

3.2.5 SEC Filings. Buyer has timely filed all filings required by the Securities Act, SEC and National Association of Securities Dealers Automated Quotations (Nasdaq) for publicly listed companies. All such filings are complete and accurate in all material respects.

3.2.6 No Broker. There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Buyer or its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

3.3 Exclusivity of Representations.

3.3.1 Buyer acknowledges and agrees that, except for the express representations and warranties contained in Section 3.1 or in any Ancillary Agreement, (a) Seller has made no representation or warranty whatsoever herein or otherwise related to the transactions contemplated hereby or by the Ancillary Agreements and (b) Buyer has not relied on any representation or warranty, express or implied, in connection with the transactions contemplated hereby or by the Ancillary Agreements. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly provided in this Agreement, Buyer is acquiring the Purchased Assets and assuming the Assumed Liabilities and the Transferred Inventory on an “as is, where is” basis without any express or implied warranties, either in fact or by operation of law, by statute or otherwise, including any warranty as to quality, the fitness for a particular purpose, merchantability, condition of the Purchased Assets or as to any other matter except as otherwise expressly represented or warranted by Seller under this Agreement or any Ancillary Agreement. Buyer acknowledges that it has been permitted access to the books and records related to the Product Business that it has desired or requested to see and review, and that it has had an opportunity to meet with employees of Seller and its Affiliates to discuss the Product Business, the Products, the Purchased Assets and the Assumed Liabilities. Buyer acknowledges and agrees that it shall have no claim or right to indemnification with respect to any information, documents, or materials furnished to or for Buyer by Seller or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors, including any information, documents, or material made available to Buyer in any “data room,” management presentation, or any other form in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Buyer has received and may continue to receive from Seller and its Affiliates certain estimates, projections, plans, budgets and other forecasts for the Product Business. Buyer acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other. Further, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the underlying assumptions) and that Buyer is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by Seller or its Affiliates, and Buyer shall not, and shall cause its Affiliates not to, hold any such Person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise). Notwithstanding the foregoing, nothing in this Section 3.3 shall in any way limit or restrict Buyer’s ability to rely on the express representations and warranties of Seller made under this Agreement or any Ancillary Agreement.

3.3.2 Seller acknowledges and agrees that, except for the express representations and warranties contained in Section 3.2 or in any Ancillary Agreement, Buyer has made no representation or warranty whatsoever herein or otherwise related to the transactions contemplated hereby or by the Ancillary Agreements and Seller has not relied on any representation or warranty, express or implied, in connection with the transactions contemplated hereby or by the Ancillary Agreements.

Article 4
COVENANTS

4.1 Cooperation in Litigation and Investigations. Subject to Section 4.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Buyer and Seller shall reasonably cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Products prior to or after the Closing (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing, Seller and Buyer shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating primarily to the Purchased Assets, the Licensed Intellectual Property, the Assumed Liabilities or the Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall, and cause their Affiliates to, preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided that neither Party shall be required to make available such documents if such disclosure could, in such Party’s reasonable discretion, (a) violate applicable Law or any binding agreement (including any confidentiality agreement to which such Party or any of its Affiliates is a party), (b) jeopardize any attorney/client privilege or other established legal privilege or (c) disclose any trade secrets (provided that, with respect to clauses (a)–(c), such Party shall use commercially reasonable efforts to obtain any required consents or waivers and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access). The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including reasonable and documented legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives.

4.2 Further Assurances.4.2.1 Seller and Buyer shall, at any time or from time to time after the Closing, at the reasonable request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

4.2.1 If any approval, consent or waiver required to assume and assign the Purchased Contracts and other Purchased Assets to Buyer shall not have been obtained prior to the Closing, Seller and its Affiliates shall use commercially reasonable efforts to assume and assign the Purchased Contracts and other Purchased Assets to Buyer. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder, and Seller, at Buyer’s expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If such consent is not obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Seller may not agree to pay any amount to obtain any consent of a third party without Buyer’s prior written consent. All obligations of Seller under this Section 4.2.1 shall expire on the date that is six (6) months after the Closing Date.

4.2.2 Prior to the Closing, Buyer shall cooperate with Seller, upon the reasonable request of Seller, in any reasonable manner in connection with Seller obtaining any necessary approval, consent or waiver; provided that such cooperation shall not include any requirement of Buyer or any of its Affiliates to pay money to any Third Party, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts.

4.2.3 Buyer and Seller shall use commercially reasonable efforts to effectuate the transfer of the NDAs and the ANDAs included in the Purchased Assets, as of or as promptly as possible after the Closing Date, pursuant to the procedures for changing the ownership of an NDA or ANDA set forth at 21 C.F.R. § 314.72. Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, any Governmental Authority that are required to consummate the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such commercially reasonable assistance (to the extent of the information disclosed and available with the Seller, without a need for development of any additional information, data or otherwise incur expenses) as may be reasonably requested by each in connection with the foregoing. Buyer shall provide Seller with regular updates regarding the status of transferring the rights to the NDA and the ANDAs as reasonably requested by Seller, including prompt written notice and copies of all communications received from Governmental Authority and detailed written reports summarizing all transfer activities once every six months.

4.3 Publicity. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Buyer, on the written advice of counsel, believes is required by applicable Law, a Governmental Authority, or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes any additional disclosure regarding this Agreement or any Ancillary Agreement is required, such Party shall use its commercially reasonable efforts to consult with the other Party and its Representatives, and consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed. Notwithstanding the foregoing, without the approval of the other Party, (a) Buyer and Seller and their respective Affiliates may, following the Execution Date and subject to the other terms and conditions of this Agreement (including Section 4.4), (i) communicate with Governmental Authorities and with their customers, suppliers, distributors or other Persons engaged in the Product Business, regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements, including in order to obtain consents of or from any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or by the Ancillary Agreements or (ii) make public announcements and engage in public communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements (in the case of this clause (ii), to the extent such announcements or communications are consistent with a communications plan agreed upon by Seller and Buyer or the Parties’ prior public communications made in compliance with this Section 4.3) or (b) Seller may communicate with, and disclose to, its partners, members, investors (current or prospective), attorneys, tax advisors the terms of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby. The Parties may make a joint press release announcing the execution of this Agreement in a mutually acceptable form.

4.4 Confidentiality.

4.4.1 From and after the Closing, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 4.4. As used in this Section 4.4, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case:

(i) was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party or its Affiliates or Representatives in breach of this Agreement or the Confidentiality Agreement;

(iv) is subsequently disclosed to the Receiving Party by a Third Party not acting in violation of obligations of confidentiality with respect thereto; or

(v) is subsequently independently discovered or developed by the Receiving Party or its Affiliates or representatives without the aid, application or use of Confidential Information.

4.4.2 From and after the Closing, (a) all Confidential Information obtained by Seller (or its Affiliates or Representatives) from Buyer (or its Affiliates or Representatives), and (b) all Confidential Information relating exclusively to the Product Business, Purchased Assets and/or the Assumed Liabilities (other than Confidential Information relating to the Licensed Intellectual Property) (collectively, the “Buyer Confidential Information”) shall be deemed to be Confidential Information disclosed by Buyer to Seller (or its Affiliates or Representatives) for purposes of this Section 4.4 and during the period from the Closing through the seventh (7th) anniversary of the Closing Date (the “Confidentiality Period”) shall be used by Seller (or its Affiliates or Representatives) solely as required to (i) perform their respective obligations or exercise or enforce their respective rights under this Agreement, any Ancillary Agreement, or any other agreement related to the Products pursuant to which Seller or any of its Affiliates obtains rights to the Licensed Intellectual Property, (ii) based on the advice of counsel comply with applicable Law or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements or (iii) communicate with, and disclose to, their partners, members, investors (current or prospective), attorneys, tax advisors the terms of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (each of (i) through (iii), a “Seller Permitted Purpose”), and for no other purpose. Until the expiration of the Confidentiality Period, Seller shall not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 4.4. Seller shall treat, and will cause its Affiliates and the Representatives of Seller or any of its Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any of Seller’s Affiliates or Representatives that would breach this Section 4.4 if such Affiliate or Representative was a party hereto.

4.4.3 During the Confidentiality Period, all Confidential Information obtained by Buyer (or its Affiliates or Representatives) from Seller (or its Affiliates or Representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer (or its Affiliates or Representatives) solely as required to (a) perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement, (b) conduct the Product Business or, (c) based on the advice of counsel, comply with applicable Law or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements (each of (a), (b) and (c), a “Buyer Permitted Purpose”), and for no other purpose. Until the expiration of the Confidentiality Period, Buyer shall not disclose, or permit the disclosure of, any Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose and who are advised of the confidential nature of the Seller Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 4.4. Buyer shall treat, and will cause its Affiliates and the Representatives of Buyer or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Buyer shall be responsible for any use or disclosure of Seller Confidential Information by any of Buyer’s Affiliates or Representatives that would breach this Section 4.4 if such Affiliate or Representative was a party hereto. Notwithstanding anything to the contrary contained in this Agreement, Buyer may disclose the terms and conditions of this Agreement and amounts received pursuant to this Agreement to the extent necessary to comply with its reporting obligations under applicable securities Laws.

4.4.4 In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Buyer Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy at such Party’s expense or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement (provided that no such notice shall be required, and Seller may disclose Buyer Confidential Information, if Seller is requested or required to disclose Buyer Confidential Information during the course of a routine supervisory or regulatory examination that does not target Buyer, this Agreement or the Product Business, and if such supervisor or regulator is required to keep such information confidential). Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

4.4.5 Nothing in this Section 4.4 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate.

4.4.6 Notwithstanding anything to the contrary in this Agreement, Buyer recognizes that one or more Affiliates of Seller provides management services for investment funds engaged in public market and private equity investing (collectively, the “Funds”) and may therefore be involved in discussions, investments or business relationships with persons or entities engaged in, or contemplating, similar businesses to the actual or planned business of Buyer or its Affiliates. The fact that the Seller’s Affiliates or the Funds may have such discussions, investments or business relationships with other persons or entities shall not give rise to any presumption that the Seller, its Affiliates or any of the Funds has breached any of its obligations under this Agreement. Furthermore, nothing in this Agreement will be construed as a representation or agreement that any of the Funds or the Seller’s Affiliates will not (a) develop, receive or otherwise possess ideas, plans or other information which may be similar to that embodied in the Buyer Confidential Information, or (b) invest in or otherwise be associated with a business that competes, directly or indirectly, in whole or in part, with Buyer or its Affiliates. Buyer recognizes that the primary activity of certain of the Funds involves trading securities in the public markets, and the Buyer acknowledges that, notwithstanding any other provision of this Agreement, the Seller, its affiliates and the Funds owe no duty to Buyer to refrain from trading on the basis, or while in possession, of Buyer Confidential Information. Buyer acknowledges that Seller does not want to receive any material non-public information of a publicly traded company or any confidential information of or regarding any third party and Buyer agrees that it will use reasonable efforts to not knowingly disclose such information to Seller.

4.5 Post-Closing Access. For a period of six (6) months after the Closing, or so long as performance is possible, whichever is shorter, the Parties shall use reasonable efforts to provide the other party with reasonable access to the books and records in such parties’ possession or control to the extent necessary for the preparation of financial statements, regulatory filings in respect of periods ending on or prior to the Closing, or in connection with any legal proceedings, at the cost of the other Party, in each case to the extent related to the transactions contemplated by this Agreement. Either Party may notify the other Party in writing that it intends to destroy all such books and records and offer the other Party the right to take possession of the same. If a Party does not notify the other party of its intention to take possession of all such books and records, and does not actually take possession thereof within twenty-one (21) days after receipt of the notice, and if the other Party did make such books and records available in good faith so as to enable the notifying party to take possession thereof within such time frame, the other party may destroy such books and records. Notwithstanding anything set forth in this Agreement, Seller shall not destroy all financial books and records relating to the Product Business or the Products, sufficient to permit carve-out financial statement audits to be performed (the “Retained Financial Records”) without the express prior written consent of Buyer; provided, however, that Seller may, in its sole discretion and at any time or from time to time, in lieu of retaining the Retained Financial Records, transfer such Retained Financial Records to Buyer at Buyer’s sole cost and expense.

4.6 Regulatory Transfers. Buyer and Seller shall (a) cooperate with one another and use their respective commercially reasonable efforts to complete, execute and file with the applicable Governmental Authorities all documentation required to effect the transfer of the Purchased Regulatory Approvals as soon as reasonably practicable following the Closing; and (b) without limiting the foregoing, promptly file the Buyer FDA Transfer Letter and the Seller FDA Transfer Letter, respectively, with FDA. Transfer of title to the Purchased Regulatory Approvals and associated Regulatory Submission shall be effective as of the Closing. For clarity, Buyer shall be responsible for all reasonable out-of-pocket costs incurred in connection with any regulatory transfers contemplated in this Section 4.6 and in Section 4.7, including costs arising from procurement of certain ancillary documents, registration file transfer, document transfer, archive copying and document legalization.

4.7 Regulatory Responsibilities.

4.7.1 NDC. Promptly following the Closing Date, Buyer shall initiate the process to obtain its own NDC for the Products and shall have in place all reasonable resources such that sales of the Products in the Territory can be accomplished under the NDCs of Buyer. Following the Closing Date, Buyer and its Affiliates shall be permitted to distribute or sell any Products in the Territory labeled with Seller’s NDC until such Products have been sold in full.

4.7.2 Other Regulatory Responsibilities. Except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Ancillary Agreement, from and after the Closing, Buyer shall have the sole right and responsibility for (and shall bear the cost of) preparing, obtaining and maintaining all Regulatory Approvals, and for conducting communications with Governmental Authorities of competent jurisdiction, for the Subject Products in the Territory.

4.8 Further Obligations. Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, from and after the Closing Date, Buyer (a) shall be responsible for handling and responding to all customer complaints and inquiries (including medical and non-medical inquiries) related to the Products used, marketed, distributed or sold in the Territory and (b) shall be responsible for all correspondence and communication with physicians and other healthcare professionals in the Territory relating to the Products.

4.9 Commercialization. Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, from and after the Closing Date, (a) Buyer, at its own cost and expense, shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Products in the Territory and shall independently determine and set prices for the Products in the Territory, including the selling price, volume discounts, rebates and similar matters; (b) Buyer or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of the Products in the Territory; and (c) Buyer or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of the Products in the Territory.

4.10 Certain Tax Matters.

4.10.1 Transfer Taxes and Apportioned Obligations. All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”). Seller and Buyer, each respectively paying and otherwise being responsible for fifty percent (50%) of all Transfer Taxes, and amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

4.10.2 Cooperation and Exchange of Information. Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, (c) upon the other’s request (subject to reimbursement of reasonable out of pocket expense), use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any applicable Transfer Tax and (d) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

4.10.3 Survival of Covenants. The covenants contained in this Section 4.10 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

4.11 Accounts Receivable and Payable.

4.11.1 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date (excluding the Uncollected Execution Date Accounts Receivable) shall be transferred to and become the property of Buyer. The amount, if any, by which the Cash Sweep plus Accounts Receivable Target of Seller exceeds the Cash in Seller's bank account at Closing is the “Seller Accounts Receivable Closing Amount.” As Buyer collects the Accounts Receivable and accounts receivable generated by the Buyer with respect to the Product Business (“Buyer Product AR”) after the Closing Date, it will remit 50% of the Accounts Receivable and Buyer Product AR collected to Seller up to the Seller Accounts Receivable Closing Amount. In the event that, subsequent to the Closing, Seller or an Affiliate of Seller receives any payments from any obligor with respect to an Account Receivable, then Seller shall, within thirty (30) days after receipt of such payment, remit the full amount of such payment to Buyer.

4.11.2 Accounts Payable. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party that is for the account of Seller pursuant to this Agreement or any Ancillary Agreement with respect to any account payable of the Product Business outstanding prior to the Closing (unless designated on the Closing Balance Sheet Statement as being an obligation of Buyer), then Buyer shall, within 30 days after receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receive any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing, then Seller shall, within 30 days after receipt of such invoice, provide such invoice to Buyer.

4.12 Wrong Pockets.

4.12.1 Assets. Without limiting Section 4.2, if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset which was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing.

4.12.2 Payments. If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

4.13 Right of Reference. Promptly following Seller’s request therefore, Buyer shall provide to Seller copies of the Buyer Regulatory Documentation or Purchased Regulatory Documentation as shall be reasonably requested by Seller solely for purposes of exercising Seller’s or its Affiliates’ respective rights or performing its or their respective obligations under this Agreement or any Ancillary Agreement.

4.14 Insurance. As of the Closing Date, the coverage under all insurance policies related to the Purchased Assets (including the Product) shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Buyer or its Affiliates. Buyer agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of the insurance policies maintained by Seller or its Affiliates which may provide coverage for claims relating in any way to the Purchased Assets prior to the Closing, except for claims brought against the Buyer related to any Excluded Liability. For a period of three years after Closing, Seller shall maintain product liability coverage, in amounts at least comparable to that currently maintained by Seller, covering claims related to finished goods Transferred Inventory sold to Buyer on the Closing Date. Seller shall provide Buyer with evidence of such product liability coverage.

4.15 Purchased Domain Name Obligations and Restrictions. Promptly following the Closing, Seller shall, at Buyer’s sole cost and expense, take such action as may be reasonably necessary, or as reasonably requested by Buyer, to effectuate the assignment and transfer of the Purchased Domain Names to Buyer, including unlocking the Purchased Domain Names, securing and forwarding to Buyer transfer authorization codes for the Purchased Domain Names, and completing such automated website procedures and documentation as may be required by the registrar of the Purchased Domain Names to release and transfer possession and control of the Purchased Domain Names to Buyer.

4.16 Non-Competition; Non-Solicitation.

4.16.1 For a period of three (3) years commencing on the Closing Date, Parent and Seller shall not, and shall cause their direct and indirect subsidiaries not to, knowingly (a) Exploit the Products (or any product that contains the same active pharmaceutical ingredient as any of the Products or therapeutically equivalent to any of the Products) or any of the Purchased Assets in the Territory or (b) distribute, market, promote, Manufacture, offer for sale or sell the Products (or any product that contains the same active pharmaceutical ingredient as any of the Products or therapeutically equivalent to any of the Products) directly or indirectly to any Person that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Products (or any product that contains the same active pharmaceutical ingredient as any of the Products or therapeutically equivalent to any of the Products) in the Territory or assist another Person to do so.

4.16.2 For a period of three (3) years commencing on the Closing Date, Parent and Seller shall not, and shall not permit any of their direct or indirect subsidiaries to, directly or indirectly, cause, induce or encourage any material actual client, customer, supplier or licensor of the Product Business to terminate or modify any such actual relationship.

4.16.3 Parent and Seller each acknowledges that the restrictions contained in this Section 4.16 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.16 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 4.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.17 Transferred Employees. The employees of Seller who accept employment with the Buyer shall be referred to herein as “Transferred Employees.” The employees of Seller who do not accept employment with the Buyer shall be referred to collectively herein as “Non-Transferred Employees.” Nothing in this Agreement shall limit Buyer’s or any of its Affiliates’ ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause. Neither the Buyer nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former independent contractor, consultant, employee or retiree of the Seller or any Seller Affiliate, regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date). Seller shall be solely responsible for the payment of all wages, salaries and other compensation and benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, taxes, penalties, claims and related costs) to the Non-Transferred Employees. Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, taxes, claims and related costs) to any Transferred Employee relating to or arising out of their employment with Buyer or any Buyer Affiliate after the Closing Date. Except as set forth in Section 4.17.1, neither Buyer nor any Buyer Affiliate shall assume any Liability with respect to any benefit plan of any kind or nature currently or formerly sponsored by, maintained by or contributed to by Seller or any benefit plan of any entity that together with Seller constitutes a controlled group of entities under Section 414(b), (c), (m) or (o) of the Code or any “withdrawal liability” or any other Liability with respect to any “multiemployer plan” (as such terms are defined under ERISA).

4.17.1 COBRA. If applicable, Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under COBRA and related state Laws with respect to the employees of Seller and the Seller Affiliates as to qualifying events that occur on or prior to the Closing Date, and the Buyer is wholly responsible for complying with such coverage requirements with respect to employees employed by Buyer or the Buyer Affiliates from and after the Closing Date who have qualifying events that occur after the Closing.

4.17.2 Mutual Cooperation. Subject to applicable Law (including any privacy Laws), Seller and each Seller Affiliate shall provide promptly to Buyer, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with Seller (and predecessors and Affiliates of Seller) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 4.17.

4.17.3 Parent Guaranty. Parent does hereby absolutely, unconditionally and irrevocably guarantee to Buyer the full, faithful, prompt and punctual performance by Seller of all of Seller’s agreements, covenants and obligations under this Agreement and each Ancillary Agreement. Parent waives (a) all notices or demands which may be given or are required to be given under to Seller, (b) the right to require Buyer first to proceed against Seller prior to proceeding against Parent for enforcement of the obligations under this Section and (c) notice or right of approval of any amendment, modification or assignment of this Agreement or any Ancillary Agreement.

4.17.4 Additional Covenants. Except as otherwise set forth in this Section 4.17, Seller and their Affiliates shall retain all Liabilities in respect of any benefit plan of any kind or nature which any of them has sponsored, sponsors, has contributed to or contributes to, whether incurred on, prior to, or after the Closing Date. No assets or liabilities of any benefit plan shall be transferred to Buyer or any of its Affiliates or any employee benefit plan maintained by any of them except as specified in Section 4.17. All claims incurred by Transferred Employees or their covered dependents on or prior to the Closing Date under any benefit plan sponsored by Seller or any Seller Affiliate or to which Seller or any Seller Affiliate contributes shall be covered pursuant to the terms and conditions of such benefit plans. For purposes of this Agreement, (a) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (b) a claim for sickness, accident or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date and (c) in the case of any claim for benefits other than sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim..

4.18 Audited Financial Statements. Parent and Seller shall use their commercially reasonable efforts to cause the Audited Financial Statements to be prepared and delivered to Buyer as promptly as possible. Seller shall use commercially reasonable efforts to retain and continue to engage or employ the current members of its accounting staff and its current controller and these persons will be directed to assist in the completion of the Audited Financial Statements as promptly as possible.

4.19 Registration of Shares. Buyer agrees that, within 90 days after the Closing Date, Buyer will use best efforts to file with the SEC (at Buyer’s sole cost and expense) a registration statement on Form S-3 (provided that Buyer is then eligible to file registration statements on Form S-3) (the “Registration Statement”) registering under the Securities Act the resale of all the Shares, and Buyer shall use its best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. Buyer’s obligations to include the Shares in the Registration Statement are contingent upon the Collateral Agent furnishing in writing to Buyer such information regarding Collateral Agent, and the intended method of disposition of the Shares, as shall be reasonably requested by Buyer to effect the registration of the Shares, and shall execute such documents in connection with such registration as Buyer may reasonably request that are customary of a selling stockholder in similar situations. In connection with any registration of the Shares, Buyer will enter into an agreement providing holders of the Shares with customary indemnification rights of the type that would typically be included in a registration rights agreement. Notwithstanding the foregoing, if the SEC prevents Buyer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the shares by the selling shareholders named therein or otherwise, such Registration Statement shall register for resale such number of shares equal to the maximum number of shares as is permitted by the SEC. “Shares” shall mean, as of any date of determination, the Shares acquired by Collateral Agent pursuant to this Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event. Buyer shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which such Shares have actually been sold and (ii) Rule 144 is available without restriction.

Article 5
INDEMNIFICATION

5.1 Indemnification.

5.1.1 Indemnification by Seller

5.1.2. Following the Closing, but subject to the provisions of this Article 5 and Section 6.11, Parent and Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and compensate and reimburse the Buyer Indemnitees for, any and all Losses incurred by any Buyer Indemnitee arising out of or related to:

(a) any breach by Seller of any of the representations or warranties made by Seller in Article 3 of this Agreement;

(b) any failure of Seller to perform or any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement; or

(c) any Excluded Liability or Excluded Asset.

5.1.2 Indemnification by Buyer. Following the Closing, but subject to the provisions of this Article 5 and Section 6.11, Buyer shall indemnify, defend and hold harmless Seller and its respective Affiliates, officers, directors, employees and agents (collectively, “Seller Indemnitees”) from and against, and compensate and reimburse the Seller Indemnitees for, any and all Losses incurred by any Seller Indemnitee arising out of or related to:(a)

(a) any breach by Buyer of any of the representations or warranties made by Buyer in Article 3 of this Agreement;

(b) any failure of Buyer to perform or any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement;

(c) any Assumed Liability; or

(d) the Exploitation of any Subject Product by or on behalf of Buyer, its Affiliates or distributors following the Closing.

5.1.3 Survival.

(a) Except as set forth in this Section 5.1.3(a) or Section 5.1.3(b), the representations and warranties contained in this Agreement and the Ancillary Agreements shall survive until the date that is nine (9) months after the Closing Date, at which time such representations and warranties and any cause of action or indemnification claim based thereon will terminate. All covenants and agreements contained in this Agreement and the Ancillary Agreements shall survive the Closing Date in accordance with their terms. Notwithstanding the foregoing, no time limit shall apply for indemnification or other Litigation arising from Fraud.

(b) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of the survival period set forth herein for representations and warranties, either a Claim Notice based upon a breach of a representation or warranty, or a notice that, as a result of Litigation instituted or made by a Third Party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice or notice.

5.1.4 Certain Limitations on Indemnification Obligations and Recourse.

(a) The Buyer Indemnitees will not be entitled to receive any indemnification payments under Section 5.1.1 from Seller until the amount of Losses incurred by the Buyer Indemnitees for all claims under Section 5.1.1 in the aggregate exceeds $50,000 (the “Buyer Deductible”), at which point, Seller shall only be obligated to indemnify the Buyer Indemnitees for the amount of indemnifiable Losses in excess of the Buyer Deductible, subject to the other limitations in this Article 5. The aggregate amount of Losses for which Seller shall be liable to the Buyer Indemnitees for indemnification payments under Section 5.1.1 shall not exceed $500,000 (the “Buyer Cap”). Notwithstanding the foregoing, (i) the Buyer Deductible shall not apply to indemnification claims by the Buyer Indemnitees based upon any claim or liability asserted by Sovereign Pharmaceuticals, Inc. and (ii) neither the Buyer Cap nor the Buyer Deductible shall apply to indemnification claims by the Buyer Indemnitees based upon any claim or liability of Fraud, with respect to which the Buyer Indemnitees shall be entitled to receive indemnification for all Losses.

(b) Buyer Indemnitees may only seek payment for an indemnification claim by set off against the Post-Closing Payment.

5.1.5 Procedures for Indemnification. The procedures for indemnification will be as follows:(a)

(a) The Party claiming indemnification under this Agreement (the “Indemnified Party”) must give written notice (a “Claim Notice”) to the Party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the Parties or brought by a Third Party against the Indemnified Party, specifying (i) the factual basis for such claim, (ii) the amount, if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party with respect to such claim and (iii) a statement that the Indemnified Party is entitled to indemnification under this Article 5 for such claim. If a claim relates to Litigation filed by a Third Party or other claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), such Claim Notice shall be given by the Indemnified Party to the Indemnifying Party promptly, but in any event within sixty (60) days after receipt by the Indemnified Party of written notice of such Litigation. Failure to give prompt notice will not affect the indemnification obligations under this Agreement except and only to the extent that the Indemnifying Party actually forfeits rights or defenses by reason of such failure.

(b) Following receipt of a Claim Notice from the Indemnified Party that involves a Third Party Claim, the Indemnifying Party will have the right, at its own expense, to participate in or, if it so elects (by written notice to the Indemnified Party delivered no later than ten (10) days after receipt of the Claim Notice), to assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party; provided, that, if the Indemnifying Party elects to assume the defense, then (i) the Indemnifying Party shall at all times diligently conduct such defense, and (ii) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which will shall not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation by the Indemnified Party of any Law or of any rights of any Person, (B) the Indemnified Party receives a full release of and from any and all other claims that may be made against the Indemnified Party by the Third Party or Third Parties bringing the Third Party Claim, and (C) the sole relief provided in compromise or settlement is monetary Losses that are paid in full by the Indemnifying Party.

(c) Notwithstanding anything herein to the contrary, if the Indemnifying Party is Seller, then Seller (as the Indemnifying Party) shall not be entitled to control the defense of, pay or settle any Third Party Claim if (i) such claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving a Governmental Authority; (ii) such claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between Seller (as the Indemnifying Party) and the Indemnified Party; or (iv) such claim is with respect to Taxes.

(d) If the Indemnifying Party does not assume the defense of a Third Party Claim, or if the Indemnifying Party does not diligently conduct the defense of a Third Party Claim as reasonably determined by the Indemnified Party, the Indemnified Party may, without waiving any of its rights under this Agreement, conduct the defense of the Third Party Claim, and, upon receipt of the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), may compromise or settle such Third Party Claim. Further, if the Indemnifying Party is otherwise entitled to control the defense of a Third Party Claim under this Agreement, and if the Indemnifying Party timely elects to do so, the Indemnified Party shall nevertheless have the right to control, pay or settle any such Third Party Claim so long as the Indemnified Party waives in writing, in form and substance satisfactory to the Indemnifying Party, any right to indemnification therefor by the Indemnified Party.

(e) With respect to any Third Party Claim, the party not controlling the defense thereof (the “Non-Controlling Party”) will have the right to participate in the defense of such claim at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably and in good faith concludes that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim.

(f) Any claim under this Article 5 for any matter involving a Third Party Claim shall be indemnified, paid, or reimbursed upon receipt of written demand therefor by the Indemnified Party, subject to the limitations in this Article 5. If the Indemnified Party is the Controlling Party, the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Party in connection with such defense, subject to the limitations in this Article 5.

(g) Following receipt of a Claim Notice from the Indemnified Party that does not involve a Third Party Claim, the Indemnifying Party will have 90 days in which to make such investigation of the claim as the Indemnifying Party may deem necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 90-day period (or any agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to the Indemnified Party the full amount of the claim, subject to the limitations in this Article 5. In the event that the Indemnified Party and the Indemnifying Party are unable to agree on whether Losses exist or on the amount of such Losses within the 90-day period after delivery of a Claim Notice, or the Indemnifying Party does not respond to the Claim Notice, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(h) For the purpose of the procedures set forth in this Section 5.1.5, any indemnification claims by any Buyer Indemnitee will be made by and through Buyer and any indemnification claims by any Seller Indemnitee will be made by and through Seller.

5.1.6 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments made pursuant to this Article 5 will constitute adjustments to the aggregate Purchase Price for all Tax purposes, and no Party will take any position inconsistent with such characterization.

5.1.7 Exclusive Remedy. Subject to Section 6.9, each of the Parties acknowledges and agrees that, from and after the Closing, other than with respect to Fraud, its sole and exclusive remedy against any other Party for all claims arising out of or related to this Agreement or otherwise shall be pursuant to the indemnification provisions set forth in this Article 5.

Article 6
MISCELLANEOUS

6.1 Governing Law, Jurisdiction, Venue and Service.

6.1.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

6.1.2 Jurisdiction. Subject to Section 6.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of any state or federal courts located in Delaware and any state appellate court therefrom within the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within Delaware) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties irrevocably and unconditionally waive their right to a jury trial in connection with any, to the extent permitted by Law, Litigation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

6.1.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in any state of federal court located in Delaware and any state appellate court therefrom within the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

6.1.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 6.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

6.2 Notices.

6.2.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 6.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five days’ prior to such address taking effect in accordance with this Section 6.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile or email (with receipt confirmed by telephone, or, solely in the case of facsimile, by email or by delivery (in addition to such facsimile) of such communication by internationally recognized overnight delivery service that maintains records of delivery). Any Notice delivered by facsimile or email shall be confirmed by a hard copy delivered as soon as practicable thereafter. If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day.

6.2.2 Address for Notice.

If to Seller, to:

WraSer, LLC and Xspire Pharma, LLC

5550 W. Executive Drive, Suite 230

Tampa, Florida 33609

Attention: Robert Cunard

Fax:

E-mail: bob@healthedgepartners.com

with a copy (which shall not constitute effective notice) to:

Shumaker, Loop & Kendrick, LLP

Attn: Christina C. Nethero

101 East Kennedy Blvd, Suite 2800

Tampa, Florida 33602

Fax: 813-229-1660

E-mail: cnethero@shumaker.com

If to Buyer, to:

Blue Water Biotech, Inc.

Attn: Joseph Hernandez. CEO and Chairman

201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Email:

with a copy (which shall not constitute effective notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Barry I. Grossman
Email: bigrossman@egsllp.com

6.3 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

6.4 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

6.5 Expenses. Except as otherwise specified herein or in an Ancillary Agreement, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

6.6 Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that (a) either Party may assign all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party and Buyer may collaterally assign this Agreement to any lender to Buyer or its Affiliates pursuant to any facilities or agreements under which Buyer or its Affiliates borrow money from time to time without the prior written consent of Seller, but the assigning Party shall remain responsible for all of its obligations hereunder notwithstanding any such assignment and (b) Seller may assign all or any portion of its rights hereunder to one or more of its secured creditors without the prior written consent of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

6.7 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

6.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

6.9 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it is entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.10 Certificates for Shares. All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS COMPANY, IS AVAILABLE”

6.11 Damages Waiver; Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF FRAUD (AS DEFINED HEREIN) OR TO THE EXTENT PAID OR PAYABLE PURSUANT TO A THIRD PARTY CLAIM, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE), CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

6.12 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

6.13 Bulk Sales Statutes. The Parties hereby waive compliance with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer and any other transactions contemplated by this Agreement.

6.14 Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

6.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be effective as delivery of a manually executed original counterpart of this Agreement.

6.16 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Buyer Disclosure Schedules, the Seller Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

6.17 Termination. This Agreement may be terminated at any time prior to the Closing:

6.17.1 by the mutual written consent of Buyer, Parent and Seller;

6.17.2 by Buyer by written notice to Seller and the Company if: (i) there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Parent or Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.4.3 and such breach, inaccuracy, or failure is incapable of being cured by the date that is one hundred and fifty (150) days after the date hereof (the “Outside Date”) or, if capable of being so cured, has not been cured by Parent or Seller, as applicable, within twenty (20) days of Seller’s receipt of written notice of such breach, inaccuracy or failure from Buyer; or (ii) any of the conditions set forth in Section 2.4.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

6.17.3 by the Seller by written notice to Buyer if: (i) there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.4.4 and such breach, inaccuracy, or failure is incapable of being cured by the Outside Date or, if capable of being so cured, has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such breach, inaccuracy, or failure from the Company; or (ii) any of the conditions set forth in Section 2.4.4 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company or Sellers to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by them prior to the Closing; or

In the event of termination of this Agreement in accordance with this Section 6.17, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except as set forth in this Section 6.17. In the event of termination of this Agreement in accordance with this Section 6.17, the Signing Cash shall become a non-refundable deposit kept by the Seller unless this Agreement is terminated by Buyer in accordance with Section 6.17.2 in which case the Signing Cash will be refundable as an unsecured claim against the Seller and Parent.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

WRASER, LLC

By:	/s/ Robert Cunard
Name:	Robert Cunard
Title:	Vice President

XSPIRE PHARMA, LLC

By:	/s/ Robert Cunard
Name:	Robert Cunard
Title:	Vice President

PARENT:

LEGACY-XSPIRE HOLDINGS, LLC

By:	/s/ Greg Stokes
Name:	Greg Stokes
Title:	Chief Executive Officer

BUYER:

Blue Water Biotech, Inc.

By:	/s/ Joseph Hernandez
Name:	Joseph Hernandez
Title:	Chief Executive Officer